Exhibit 99.1

News Release

For more information, contact:

Nicole S. Stokes

Executive Vice President and CFO

(229) 890-1111

Ameris Bancorp Completes Acquisition

of Atlantic Coast Financial Corporation

MOULTRIE, Ga., May 29, 2018 - Ameris Bancorp (Nasdaq: ABCB) (the “Company”) announced today that it completed the acquisition of Atlantic Coast Financial Corporation (“ACFC”) as of May 25, 2018. Immediately following the acquisition, ACFC’s banking subsidiary, Atlantic Coast Bank, was merged with and into the Company’s banking subsidiary, Ameris Bank, with Ameris Bank the surviving bank in the merger. Atlantic Coast Bank previously operated twelve banking locations, eight of which are located in Jacksonville, Florida, with the remaining four located in Southeast Georgia.

Under the terms of the merger agreement between ACFC and the Company, ACFC’s stockholders are entitled to receive for each share of ACFC common stock outstanding $1.39 in cash and 0.17 shares of the common stock of the Company. Cash will be paid in lieu of fractional shares of the Company’s common stock.

About Ameris Bancorp

Ameris Bancorp is a bank holding company headquartered in Moultrie, Georgia. The Company’s banking subsidiary, Ameris Bank, had 97 locations in Georgia, Alabama, northern Florida and South Carolina at the end of the most recent quarter.